AURA FAT PROJECTS ACQUISITION CORP.

April 8, 2022

VIA EDGAR

United States Securities and Exchange Commission

Division of Corporation Finance

100 F Street, NE

Washington, DC 20549

Attention: Melanie Singh

Re:	Aura FAT Projects Acquisition Corp. (the “Company”) Registration Statement on Form S-1 (File No. 333-263717) (the “Registration Statement”)

Dear Ms. Singh,

The Company hereby requests, pursuant to Rule 461 promulgated under the Securities Act of 1933, as amended, acceleration of effectiveness of the Registration Statement so that such Registration Statement will become effective as of 4:00 p.m., Eastern time, on Tuesday, April 12, 2022, or as soon thereafter as practicable.

Should you have any questions concerning this request, please contact me at 65-3135-1511 or our counsel, Andrew M. Tucker at Nelson Mullins Riley & Scarborough LLP at 202-689-2987.

[Signature page follows]

1 Phillip Street, #09-00, Royal One Phillip, Singapore, 048692

Telephone: 65-3135-1511

Very truly yours,

Aura FAT Projects Acquisition Corp.

By:	/s/ David Andrada
Name: Title:	David Andrada Co-Chief Executive Officer

[Signature Page to Acceleration Request Letter]